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                                                  EXHIBIT 10.1


[PVI LOGO AND PVI LETTERHEAD]

                        EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 23, 1998, is entered into by and between Princeton Video Image, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Company"), and Dennis P. Wilkinson (the "Employee").

     WHEREAS, the Company and the Employee wish to enter into an agreement whereby the Employee shall be employed by the Company as its President and Chief Executive Officer, upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:


1. Term of Employment. Subject to the terms and conditions of this Agreement, the Company will employ the Employee, and the Employee will serve the Company, as its President and Chief Executive Officer, and/or such other senior executive position or positions as the Company may request from time to time, for a period beginning on the date hereof and terminating on the third anniversary of such date (the "Initial Term"). Following the expiration of the Initial Term and of each extension period referred to in this sentence, the term of this Agreement automatically shall be extended for a period of three years thereafter, unless either party shall have given the other party notice at least 90 days prior to the end of the then current term that such party does not wish to extend the term of this Agreement (such term, as it may be shortened by termination of the Employee's employment hereunder pursuant to the provisions of this Agreement or extended, the "Term of Employment").

2. Duties. During the Term of Employment, the Employee will serve as the President and Chief Executive Officer of the Company, subject to the terms of this Agreement and the direction and control of the Board of Directors of the Company . The primary location of the Employee's employment hereunder shall be the headquarters of the Company (currently, Lawrence Township, New Jersey), but the Employee also will be required to engage in business in the Company's New York City office on a regular basis. The Employee will, during the Term of Employment, serve the Company faithfully and to the best of his ability,

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and will, consistent with the dignity of the offices of the
President and Chief Executive Officer of the Company, hold, in addition to such offices, such other offices in the Company to which he may be appointed or assigned from time to time by the Board of Directors of the Company and will discharge such duties in connection therewith. The Employee shall devote all of his business time to the performance of his duties hereunder, provided that the Employee shall not be precluded from serving as a member of up to two outside boards of directors or advisory boards of companies or organizations so long as such service does not violate the provisions of Section 10 of this Agreement or interfere with the performance of the Employee's duties hereunder.

3. Election as Director. At the next meeting of the Board of Directors, the Company will use its best efforts to obtain the nomination of, and so long thereafter as the Employee shall remain the President and Chief Executive Officer of the Company, the election of the Employee as a director of the Company. In the event that the Employee is, or is elected as, a director of the Company, the Employee shall perform all duties incident to such directorship faithfully and to the best of his ability.

4.   Compensation.  The Company will, during the Term of
Employment, pay to the Employee as compensation for the performance of his duties and obligations hereunder an initial base salary at the rate of $275,000 per annum ("Salary"), payable in equal semi-monthly installments. At the end of the first 365 days of employment, the Salary will increase to $300,000 and at the end of the second 365 days of employment, the Salary will increase again to $325,000 based on performance as determined by the Board, in the exercise of its sole discretion. In addition, for each 365-day period, the Employee will be entitled to a bonus in an amount up to $25,000, to be determined by the Board, in the exercise of its sole discretion; provided, however, that notwithstanding any other provision of this Section 4, the Employee shall receive a bonus of $25,000 at the end of the first such 90-day period of the Initial
Term if the Employee shall have discharged his duties to the Company in a satisfactory manner during such 90-day period. In making determinations as to whether to award the Employee increases in Salary and bonuses, the Board of Directors shall take into consideration whether the Employee shall have attained reasonable stated goals and objectives that have been set during the Initial
Term by the Compensation Committee of the Board (as may be modified from time to time).

5.   Other Benefits.  During the Term of Employment:

a. The Employee shall be entitled to participate in employee benefit plans and programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate. The Company does not guarantee the adoption or continuance of any particular

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employee benefit plan or program during the Term of Employment, and the Employee's participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto; provided, however, that the Employee shall be entitled to health and hospital insurance benefits consistent with the past practices of the Company in effect with respect to Company personnel generally; and provided, further, that any employee benefit plans and programs instituted by the Company for the benefit of its officers generally will be made available to Employee on terms no less favorable to Employee than those terms offered to any other officer of the Company.

b. While employed hereunder, the Employee shall be entitled to three weeks' vacation per year. Such vacation may be taken by the Employee at such times as do not unreasonably interfere with the
business of the Company.   The accumulation of annual vacation time
earned but not taken will be in accordance with the Company policy guidelines. Additional vacation will be earned in accordance with Company policy.

c. Within thirty days of the date of this Agreement, subject to Board approval, the Company shall grant to the Employee two stock options, pursuant to the Company's 1993 Stock Option Plan, as amended (the "Plan"), as follows:

d. The first such option shall be for the purchase of 200,000 shares of Common Stock of the Company ("Common Stock") at an exercise price equal to $4.00 per share or the closing price on the day this agreement is signed whichever is higher. Such option grant shall provide that, if the Employee shall be employed by the Company and shall have discharged his duties to the Company in a satisfactory manner on the relevant vesting dates, such option shall vest and become exercisable over a three-year period, in equal monthly increments during the first 36 months of the Term of Employment.

e. The second such option shall be for the purchase of an additional 200,000 shares of Common Stock at an exercise price equal to $7.00 per share or the closing price on the day this agreement is signed whichever is higher. The stock option grant agreement evidencing such option shall provide that options covering 50,000 shares shall vest and become exercisable each year if the Company's revenues from operations for each period set forth below (as reflected on the Company's audited financial statements for the relevant period) meet or exceed the applicable upper milestone also set forth below. 25,000 shares shall vest and become exercisable each year that the Company's revenues from operations for each period set forth below (as reflected on the Company's audited financial statements for the relevant period) meet exactly the applicable lower milestone set forth below. If the revenue is between the upper and lower revenue milestones, the number of options will be prorated accordingly between the upper and lower grants.

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          Time Period               Revenue Milestone Range
Fiscal year ending June 30, 1999    $2,000,000 - $3,000,000
Fiscal year ending June 30, 2000    $5,000,000 - $7,500,000
Fiscal year ending June 30, 2001   $10,000,000 - $15,000,000
Fiscal year ending June 30, 2002   $20,000,000 - $30,000,000

Any options that vest and become exercisable under this Section 5(e) shall do so on the date of the Company's independent auditor's final report containing audited financial statements for the period in question (each, a "Report Date"). With the exception of the fiscal year ending June 30, 1999, to the extent that the Company's revenues from operations for any period do not at least meet the minimum milestone for such period, the options earmarked for vesting with respect to such period shall expire on the Report Date. For the fiscal year ending June 30, 1999, if the minimum revenue milestone is not met, 25, 000 options will be added to the minimum and maximum grants for the year 2000.

f. The options to be issued under this Section 5 shall be for a term of 10 years, subject to earlier termination 90 days after termination of the Employee's employment, and shall be in the form of, and on such terms and conditions as provided in, the Company's standard form of Stock Option Grant Agreement in effect as of the date of this Agreement.

     The Company has provided to Employee, and the Employee acknowledges receipt of, a copy of the Plan as in effect as of the date of this Agreement and information concerning the current capital structure of the Company, including the number of shares of Common Stock and other securities currently issued and outstanding, and the number of shares of Common Stock issuable in connection with outstanding warrants and options.

g. The stock option grant agreement for the option described in this Section 5 also will provide that all unvested options will become exercisable immediately upon a merger, consolidation, acquisition of property or stock, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of the Company's Common Stock. In addition, such option shall become immediately exercisable in the event of a change in control of the Company. A change in control of the Company shall be deemed to occur if (i) the Company is merged with or into or consolidated with another corporation or other entity under circumstances where the shareholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, or (ii) if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (iii) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 shall become the

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beneficial owner (within the meaning of Rule 13d-3 under such Act)
of forty (40%) percent or more of the Common Stock of the Company other than pursuant to a plan or arrangement entered into by such person and the Company or otherwise approved by the Board of Directors, or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

h. In the event that the acceleration, as set forth in Section 5(g) of this Agreement, of any option to be granted to the Employee pursuant to the Plan, as the case may be, which causes the option to be exercisable immediately (the "Accelerated Options"), (i) constitutes a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section 5(h), would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the amount of the Accelerated Options may be reduced to the largest amount which the Employee, in his sole discretion, determines would result in no portion of the Accelerated Options (or only such portion thereof as is acceptable to the Employee) being subject to the Excise Tax. The determination by the Employee of any reduction shall be conclusive and binding upon the Company. The Company shall reduce such Accelerated Options only upon written notice by the Employee indicating the amount of such reduction.

6. Expenses. During the Term of Employment, all travel and other reasonable business expenses incident to the rendering of services by the Employee under this Agreement will be paid or reimbursed by the Company subject to the submission of appropriate vouchers and receipts in accordance with the Company's policy from time to time in effect.

7.   Death, Disability.

a. The Employee's employment under this Agreement shall be terminated by the death of the Employee. In addition, the Employee's employment under this Agreement may be terminated by the Board of Directors of the Company if the Employee shall be rendered incapable by illness or any other disability from complying with the terms, conditions and provisions on his part to be kept, observed and performed for a period in excess of 180 days (whether or not consecutive) or 90 days consecutively, as the case may be, during a 12-month period during the Term of Employment ("Disability"). If the Employee's employment under this Agreement is terminated by reason of Disability of the Employee, the Company shall give notice to such effect to the Employee in the manner provided herein. In the event that the Employee receives disability insurance benefits for which payment was made by the Company after the

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date of this Agreement and prior to termination of the Employee's employment under this Agreement pursuant to this Section 7(a), the Employee's Salary shall be reduced by an amount equal to the amount of such benefits.

b. In addition to and not in substitution for any other benefits that may be payable by the Company in respect of the death of the Employee, in the event of such death, the Salary payable hereunder shall continue to be paid at the then current rate for three months after the termination of employment, and any bonus to which the Employee would have been entitled for the year in which his death occurs shall be pro rated to the date of his death and paid not later than three months after the termination of employment. All sums payable pursuant to this Section 7(b) shall be paid to the Employee's personal representative.

c. In addition to and not in substitution for any other benefits which may be payable by the Company in respect of a Disability of the Employee, in the event of the termination of the Employee's employment hereunder due to such Disability pursuant to Section 7(a), the Company shall pay the Employee, in 12 equal semi-monthly installments, an aggregate amount equal to six months' Salary at the rate in effect on the effective date of such termination; provided, however, that the Company shall deduct from such payments the amount of any and all disability insurance benefits paid to the Employee during such six-month period that were paid for by the Company after the date of this Agreement and prior to the termination of the Employee's employment under this Agreement. In addition, any bonus to which the Employee would have been entitled for the year in which such termination of employment occurs shall be pro rated to the date of such termination and paid not later than 12 months after such termination.


8. Disclosure of Information, Inventions and Discoveries. The Employee shall promptly disclose to the Company all processes, trademarks, inventions, improvements discoveries and other information related to the business of the Company (collectively, "Developments") conceived, developed or acquired by him alone or with others during the Term of Employment or during any earlier period of employment by the Company or any predecessor of the Company, whether or not during regular working hours or through the use of materials or facilities of the Company. All such Developments shall be the sole and exclusive property of the Company, and, upon request, the Employee shall promptly deliver to the Company all drawings, sketches, models and other data and records relating to such Developments. In the event any such Development shall be deemed by the Company to be patentable, the Employee shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all such other acts and things necessary or proper to obtain letters patent and to invest in the Company full right, title and interest in and to such Developments. Any Developments that are copyrightable shall be deemed to be "works made for hire," and the Company shall be deemed the author of such works under the United States Copyright Act.

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9.   Non-Disclosure.  The Employee shall not, at any time during or after the Term of Employment, divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) or use for his own account or for the account of any other person any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret development or research work or with respect to any other confidential or secret aspects of the Company's business
(including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) (collectively, the "Confidential Information"). This Section 9 shall not apply to any information that (I) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Employee, or (ii) is or becomes available to the Employee on a non-confidential basis from a person other than the Company or its officers, directors or agents who, to the Employee's knowledge after due inquiry, is not and was not bound by a confidentiality obligation to the Company and was not otherwise prohibited from transmitting such information to the Employee.


10.  Non-Competition.   The Company and the Employee agree that the
services rendered by the Employee will be unique and irreplaceable. In addition to and in furtherance of Section 9 of this Agreement, the Company and the Employee agree that the Employee will have (and already may have had), unlimited access to the Confidential Information and that preserving the proprietary nature of the Confidential Information is of utmost importance to the Company.
By giving the Employee an opportunity or incentive to breach his obligations to the Company under Section 9 of the Agreement, any relationship between the Employee and a competitor of the Company during or following the Term of Employment will potentially cause the Company irreparable injury, regardless (in the event of termination or expiration of the Term of Employment) of the circumstances under which the Term of Employment ends, and even if the Employee is terminated by the Company for cause. Therefore, in light of the foregoing, the Employee agrees that during the Term of Employment and for a period of two years thereafter, the Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

a. design, manufacture, sell, market, offer to sell or supply television technology, or use thereof, similar to that being developed or sold by the Company for use in inserting images into live or taped television broadcasts on the date of the termination of Employee's employment under this Agreement for any reason, in the United States or those foreign countries where the Company, during the Term of Employment, conducts or proposes to conduct business or initiate activities;

b. solicit, induce or encourage, or attempt to induce or encourage, any employee of the Company to terminate his or her employment with the Company or to breach any other obligation to the Company;

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c.   solicit any customer, potential customer, or supplier of the
Company, or interfere with, disrupt or alter or attempt to interfere with, disrupt or alter the relationship, contractual or otherwise, between the Company and any customer, potential customer, or supplier of the Company; or

d. engage in or participate in any business conducted under any name that shall be the same as or similar to the name of the Company or any trade name used by it.

     The Employee acknowledges that the geographic, activity and time limitations contained in this Section 10 are reasonable and properly required for the adequate protection of the Company's business. In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Employee shall submit to the reduction of said geographic, activity or time limitation in accordance with Section
21. In the event that the Employee is in violation of the restrictive covenants set forth in this Section 10, then the time limitation for such covenants shall be extended for a period of time equal to the pendency of any proceedings brought to enforce such covenants, including any appeals.

11.  Remedies.

a. The Employee acknowledges that irreparable injury would result to the Company if the provisions of Section 8, 9, 10 or 16 were not specifically enforced and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect to any failure to comply with the provisions of Section 8, 9, 10 or 16.

b. In furtherance of and not in limitation of Section 11(a), in the event that, subsequent to the Term of Employment, the Employee breaches any of his obligations to the Company under Section 8, 9, 10 or 16, then any obligation of the Company to make further payments to the Employee pursuant to this Agreement shall terminate. Any such termination shall not limit or affect the Company's right to pursue any other remedy available to the Company at law or in equity.

12. Termination for Cause. In addition to any other remedy available to the Company, either at law or in equity, the Employee's employment with the Company may be terminated by the Board of Directors for cause, which shall include, without limitation: (I) the Employee's conviction from which no further appeal may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (ii) the Employee's commission of a breach of fiduciary duty involving personal profit in connection with the Employee's employment by the Company, (iii) the Employee's commission of an act that the Board of Directors reasonably shall have found to have involved willful misconduct or gross negligence on the part

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of the Employee, in the conduct of his duties under this Agreement,
(iv) habitual absenteeism, (v) the Employee's material breach of any material provision of this Agreement that remains uncured for a period of 30 days following notice by the Company, or (vi) the willful and continued failure by the Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness). In the event of termination under this Section 12, the Company's obligations under this Agreement shall cease, and the Employee shall forfeit all rights to receive any future compensation under this Agreement. Notwithstanding any termination of this Agreement pursuant to this Section 12, the Employee, in consideration of his employment hereunder through the effective date of such termination, shall remain bound by the provisions of Sections 8, 9, 10 and 16 following such termination.

13. Termination Without Cause. Each of the Company and the Employee may terminate the Employee's employment under this Agreement at any time for any reason whatsoever, without any further liability or obligation of the Company to the Employee, or of the Employee to the Company, from and after the effective date of such termination (other than as set forth in this Section 13 or in Section 15 and those liabilities or obligations accrued but unsatisfied on, or surviving, the date of such termination), by sending 90 days' prior notice to the other party. In the event the Company elects to terminate the Employee's employment under this Agreement pursuant to this Section 13, the Company shall continue to pay the Employee, in equal semi-monthly installments, the full Salary (inclusive of paid medical plan, but exclusive of bonuses, if any) as such Salary otherwise would have accrued for a period equal to the balance of the then current term of the Agreement but in no case for less than 12 months; provided, however, that if the Company elects to terminate this Agreement pursuant to this Section 13 during the first six months of the Initial Term, such period shall be limited to 12 months. The payments described in the preceding sentence shall be made without regard to whether Employee has sought or obtained any other employment during such period. In the event the Employee elects to terminate the Employee's employment under this Agreement prior to the end of the then current term, the Company's obligation to pay Salary and bonuses, and to provide benefits, to the Employee shall cease as of the effective date of termination. Any termination of the Employee's employment under this Agreement by the Company as provided in this
Section 13 shall be in addition to, and not in substitution for, any rights with respect to termination of the Employee which the Company may have pursuant to Section 12. Notwithstanding any termination of the Employee's employment under this Agreement pursuant to this Section 13, the Employee, in consideration of his employment hereunder through the effective date of such termination, shall remain bound by the provisions of Sections 8, 9, 10 and 16 following any such termination.


14. Resignation. In the event that the Employee's services under this Agreement are terminated under any of the provisions of this Agreement (except by death), the Employee agrees that he will deliver to the Board of Directors his written resignation from all positions held with the Company, such resignation to

                                                                9
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become effective immediately; provided, however, that nothing herein shall be deemed to affect the provisions of Sections 8, 9, 10 and 16 relating to the survival thereof following termination of the Employee's employment hereunder; and provided, further, that except as expressly provided in this Agreement, the Employee shall be entitled to no further compensation hereunder in connection with such termination or resignation.

15. Resignation for Good Cause. If the Employee shall terminate his employment under this Agreement pursuant to Section 13 for good reason, he shall be entitled to all payments and shall have all of the other rights to which he would have been entitled if the Company had terminated his employment pursuant to Section 13. For purposes of this Section 15, "good reason" shall mean the Employee's duties or responsibilities shall become substantially inconsistent with those of senior executive management of the Company, or the Company shall have materially breached its obligations under this Agreement and such breach shall not have been cured at the time the Employee terminates his employment.

16. Data. Upon expiration or termination of the Term of Employment, the Employee or his personal representative shall promptly deliver to the Company all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company and all copies of Confidential Information that are then in the Employee's or such representative's possession or control.

17. Insurance. The Company shall have the right, at its own cost and expense, to apply for and to secure in its own name, or otherwise, life, health and/or accident insurance covering the Employee, and the Employee agrees to submit to usual and customary medical examinations and otherwise to cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

18. Relocation Allowance. In the event that during his tenure as an employee, it becomes necessary for Employee to relocate his family residence closer to the Company's headquarters in Lawrenceville, NJ, the Company will facilitate and pay reasonable cost of such move.

19. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either party.

20. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any

                                                               10
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merger or consolidation of the Company with or into any other entity, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Employee is concerned, the obligations of the Employee under this Agreement, being personal, may not be assigned, and any such purported assignment shall be void and of no effect; provided, however, that the Employee may assign to third parties the right to receive payment under this Agreement and, to the extent consistent with the Plan, may transfer to third parties any stock options granted to the Employee under this Agreement and any Common Stock issued upon the exercise thereof; and provided, further, that to the extent the transfer of stock options and Common Stock issued upon the exercise thereof is inconsistent with the Plan, the Company will consider in good faith amending the Plan in order to permit such transfers.

21. Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. Notwithstanding the foregoing, should any geographic, activity or time limitation set forth in any provision of this Agreement be found to be invalid or unenforceable under applicable law, then such provision shall be construed to cover the maximum geographic, activity or time limitation, as the case may be, that may be validly and enforceably covered.

22. Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, upon delivery if delivered in person or by personal courier, telegraph, telex or facsimile transmission (receipt confirmed), or five business days after being sent if delivered by registered or certified mail, return receipt requested, postage paid, or one business day after being deposited for next-day delivery if delivered by a nationally recognized overnight courier (signature required), addressed as follows:

           If to the Employee:

                    Dennis P. Wilkinson
                    500 Hillbrook Road
                    Bryn Mawr, PA 19010

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               with a copy to:

                    Solomon P. Friedman, Esq.
                    Moses & Singer LLP
                    1301 Avenue of the Americas
                    New York, NY  10019
                    Fax No.: (212) 554-7700

           If to the Company:

                    Princeton Video Image, Inc.
                    15 Princess Road
                    Lawrenceville, NJ  08648
                    Fax No.: (609) 912-0044
                    Attn: Chairman of the Board of Directors

               with a copy to:

                    Richard J. Pinto, Esq.
                    Smith, Stratton, Wise, Heher & Brennan
                    600 College Road East
                    Princeton, NJ  08540
                    Fax No.: (609) 987-6651


Any party, by written notice to the other in accordance with this
Section 22, may change the address to which notices to such party are to be delivered or mailed.

23. General. Except as otherwise provided herein, the terms and provisions of this Agreement shall constitute the entire agreement between the Company and the Employee with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings between the Company and the Employee, whether written or oral. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey. This Agreement may be amended or modified only by a written instrument executed by the Company and the Employee. The headings of the sections of this Agreement are for convenience of reference only and do not constitute part of this Agreement. This Agreement may

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be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                               * * *


                                                               13
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
     IN WITNESS WHEREOF, each of the parties has executed, or caused to be executed by such party's duly authorized representative, this Employment Agreement as of the date first written above.

                                   PRINCETON VIDEO IMAGE, INC.


                                   By: /s/ Lawrence L. Epstein
                                   Name: Lawrence Epstein
                                   Title: Vice President of Finance
                                          and Chief Financial Officer



                                    /s/ Dennis P. Wilkinson
                                   Dennis P. Wilkinson


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